DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of September 15, 2023 (the “Effective Date”), is by and among Managed Portfolio Series, a Delaware statutory trust (the “Fund Company”), Compass Distributors, LLC, a Delaware limited liability company (“Compass”), and Quasar Distributors, a Delaware limited liability company (“Distributor”).

WHEREAS, Compass is dissolving its status as a broker-dealer, and Distributor, a registered broker-dealer under the Securities Act of 1934 under common control with Compass, has agreed to assume all obligations of Compass through this Agreement, effective as the Effective Date. Accordingly:

•Compass and the Fund Company hereby agree that the Distribution Agreement between the Fund Company and Compass effective as of September 30, 2021 (the “Existing Agreement”) is hereby terminated as of the Effective Date; and

•As of the Effective Date, the Fund Company and the Distributor hereby enter into this Agreement on terms and conditions identical to those of the Existing Agreement, which are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC
By: /s/ Brian Wiedmeyer	By: /s/ Teresa Cowan
Brian Wiedmeyer/President	Teresa Cowan / President

COMPASS DISTRIBUTORS, LLC
By: /s/ Teresa Cowan
Teresa Cowan / President